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                                  EXHIBIT 99.1


THE KNOT DELISTED FROM NASDAQ NATIONAL MARKET

NEW YORK, NY, August 24, 2001 - The Knot, Inc. (NASDAQ: KNOT, www.theknot.com; AOL keyword: weddings), the nation's leading wedding resource, today reported that it has been delisted from the NASDAQ National Market, effective with the open of business August 23, 2001. The Company's common stock continues to trade on the NASD OTC Bulletin Board.

ABOUT THE KNOT
The Knot is the leading wedding resource providing products and services to couples planning their weddings and future lives together. The Knot website, at www.theknot.com, is the most trafficked online wedding destination and offers comprehensive content, extensive wedding-related shopping, an online wedding gift registry and an active community. The Knot is the premier wedding content provider on America Online (AOL keywords: Knot and weddings) and MSN.

The Company publishes The Knot Wedding Gowns, a national wedding fashion magazine, and, through its subsidiary Weddingpages, Inc., publishes Weddingpages, regional wedding magazines in over 40 company-owned and franchised markets in the United States. The Knot also authors a series of books on wedding planning with Broadway Books (a division of Random House) and, through another subsidiary, Click Trips, Inc., offers honeymoon booking and other travel services. The Knot is based in New York and has several other offices across the country.

IR CONTACT:
Heidi Dillmann
The Knot Inc.
212-219-8555 x. 1128
ir@theknot.com